Exhibit 23

KPMG LLP
One Financial Plaza
Hartford, CT 06103-4103

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Kaman Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-116371 and 333-66183) on Form S-8 and (No. 333-127649) on Form S-4 of Kaman Corporation of our reports dated February 27, 2006, with respect to the consolidated balance sheets of Kaman Corporation and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Kaman Corporation.

Our report dated February 27, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 contains an explanatory paragraph that states that Kaman Music Corporation, a Kaman Corporation subsidiary, acquired MBT Holdings Corp. and its subsidiaries (now known as Musicorp) during 2005, and management excluded from its assessment of the effectiveness of Kaman Corporation’s internal control over financial reporting as of December 31, 2005, Musicorp’s internal control over financial reporting. Our audit of internal control over financial reporting of Kaman Corporation also excluded an evaluation of the internal control over financial reporting of Musicorp.

/s/ KPMG

Hartford, Connecticut
February 27, 2006

KPMG LLP, a U.S. limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative.